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                                                                   EXHIBIT 10.17

FOR IMMEDIATE RELEASE

EDITOR'S CONTACT:

Thomas R. Anderson                          Michael R. Manning
Vice President, CFO                         Secretary & Treasurer
QLogic Corporation                          QLogic Corporation
Phone: 714/668-5092                         Phone: 714/668-5344
Fax: 714/668-5090                           Fax: 714/668-5090


                QLOGIC CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT

         Costa Mesa, Calif., July 14, 1999 - QLogic Corporation (Nasdaq:QLGC), a leader in the I/O industry, announced today that its Board of Directors approved a two-for-one stock split of the Company's issued and outstanding common stock to be effected by way of a stock dividend. On the ex-dividend date of July 30, 1999, stockholders will be entitled to receive one additional share for every share they own on the record date of July 22, 1999. Following the effective date of the split, QLogic will have approximately 36 million shares outstanding.

         QLogic Corporation is a leading designer and supplier of semiconductor and board-level I/O (input/output) and enclosure management products. The Company's products provide high-performance interface connections between computer systems and their attached data storage peripherals, such as hard disk drives, tape drives and RAID subsystems. In addition, QLogic provides enclosure management products that monitor and communicate management information related to components that are critical to computer system and storage subsystem reliability and availability. QLogic's highly integrated, fully featured solutions are targeted at the computer system, storage device and storage subsystem marketplaces. The Company believes that its I/O and enclosure management solutions encompass one of the industry's broadest ranges of Fibre Channel and SCSI technologies, and offer OEM customers a simple, low risk migration path between technologies.

         With the exception of historical information, the statements set forth above constitute forward-looking statements that involve risks and uncertainties. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include new and changing technologies and customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; factors relating to Year 2000 problems or compliance programs; the Company's ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and increased costs of operations due to facility relocation. Historic royalty revenues are not indicative of royalty revenues to be received in the future. Furthermore, royalty revenue streams may fluctuate significantly over time and are subject to sudden reduction when alternative designs are implemented. The Company undertakes no obligation to update the information herein. These or other factors which could cause results to differ materially from those in the forward looking statements are mentioned in the Company's Form 10-K or Form 10-Q filings with the Securities and Exchange Commission.

         More information on QLogic is available from the Company's SEC filings. Contact QLogic Corporation, 3545 Harbor Blvd., Costa Mesa, CA 92626. Sales 800/662-4471. Corporate 714/438-2200. World Wide Web http://www.qlc.com.


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